Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated February 26, 2008 with respect to the consolidated financial statements of Foundry Networks, Inc., which report appears in the Annual Report on Form 10-K of Foundry Networks, Inc., and is included in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Brocade Communications Systems, Inc. and is incorporated by reference in:
•	Registration Statements on Form S-8 of Brocade Communications Systems, Inc., Registration Nos. 333-143053, 333-140334, 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653, 333-85187, 333-156413 and 333-156140; and

•	Registration Statements on Form S-3 of Brocade Communications Systems, Inc., Registration Nos. 333-153208, 333-143109, and 333-84698.
/s/ Ernst & Young LLP
San Jose, California
February 23, 2009